Exhibit 4.2

            MUTUAL RELEASE AND SETTLEMENT AGREEMENT

            This Mutual Release and Settlement Agreement ("Settlement Agreement") is entered into this 5th day of November, 2001 by and between Ronald Shapss, individually and Ronald Shapss Corporate Services, Inc., ("Shapss"or "Consultant") 75 Montebello Rd., Suffern, New York 10901 and
The Major Automotive Companies, Inc. (formerly known as Fidelity Holdings, Inc.,) ("Major"or "Company") 43-40 Northern Blvd., Long Island City, New
York, 11101.
      Whereas, during February, 1997, Shapss and Major entered into a letter agreement regarding consulting services between Shapss and Major a copy of which is annexed hereto (the "Agreement"); and

      Whereas, a dispute has arisen among the parties regarding Shapss' performance of services and his entitlement to renumeration for such services pursuant to the Agreement; and

      Whereas an action has been commenced entitled Ronald Shapss Corporate Services, Inc. vs. Fidelity Holdings, Inc. vs Ronald Shapss (Additional defendant on Counterclaim) Supreme Court of the State of New York, Rockland County Index No. 003248/1999 (the "Shapss Action") in which claims and counterclaims have been asserted (the Pleadings):

      Whereas, the parties seek to resolve all disputes now existing or which may hereafter exist regarding the Agreement as set forth in the Pleadings in the Shapss Action (the "Disputes"):

      In consideration of the promises, covenants, representations, and agreements set forth in this Settlement Agreement, the receipt and sufficiency of which are expressly acknowledged and confessed, the parties agree as follows:

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1. (a) Within five (5) business days of the execution of this Mutual Release and
Settlement Agreement, Major shall hereby issue and deliver to Shapss One Hundred Seventy Five Thousand (175,000) shares of the common stock of Major (First Tranche Shares) receipt of which shall be acknowledged by Shapss.

            (b) Independent of the First Tranche Shares, the Consultant shall be entitled to receive an additional 50,000 shares of the Company's Common Stock (Second Tranche Shares) upon the terms and conditions set forth in paragraphs 2 and 4 herein. Consultant's entitlement to those shares and provisions for the security for the delivery thereof are set forth in paragraph 2 and 4 of this Settlement Agreement.

            2.     Calculation of and Security for Additional Payment.

            (a) Within five (5) business days of the execution of this Agreement the Company shall issue to Consultant Fifty Thousand (50,000) shares of Common Stock, in one Stock certificate to the Consultant, which shall be delivered to the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP (the "Escrow Agent"), to be held in escrow and to be delivered to Consultant in accordance with the requirements set forth below in this Section.

            (b) The certificate held by the Escrow Agent shall be delivered as follows:

                  (i) In the event the First Tranche Shares Value as hereinafter defined as of the close of business on December 31, 2002 is less than Five Hundred Thousand ($500,000.00) Dollars the Escrow Agent shall deliver the certificate for the Second Tranche Shares to the Consultant. In the event the First Tranche Shares Value (as hereinafter defined) as of the close of business on December 31, 2002 is equal to or greater than Five Hundred Thousand ($500,000.00) Dollars, the Escrow Agent shall deliver the Second Tranche Shares to the Company. First Tranche Share Value shall be equal to the total of: (a) The number of First Tranche Shares (175,000) multiplied by an "Average Sales Price" calculated by (1) adding the sum of all closing sales prices of the Common Stock (as reported by Nasdaq) for each day Nasdaq was open for trading during the period October 1, 2002 through and including December 31, 2002 , and
(2) dividing that sum by the number of days Nasdaq was opened for trading during the period October 1, 2002 through and including December 31, 2002 ; and (b) The premium if any for which Consultant sold any of the First Tranche Shares at any time prior to December 31, 2002 above the Average Sales Price.

            Solely by way of illustration, and for no other purpose whatsoever, the following examples shall serve to demonstrate how the "First Tranche Shares Value" shall be determined:

      Example 1

         Average Selling Price is $5.00 per share

         First Tranche Shares Value is 175,000 x $5.00 per share $875,000.00



The Escrow Agent would return all Second Tranche Shares to the Company.

      Example 2

            (a)   Average Selling Price is $2.00
            (b)   Consultant Sold 10,000 First
                       Tranche Shares for $2.50 per share

            (c)    First Tranche Share Value =


                     175,000 x $2.00  =                     $350,000.00
                     10,000 x($2.50 - $2.00) =             +   5,000.00
                                                            -----------
                                                            $355,000.00

      Since the First Tranche Shares Value is only $355,000.00 the Escrow Agent would deliver the Second Tranche Shares to the Consultant.

      Example 3

            (a)   Average Selling Price is $2.50 per share

            (b)   Consultant sold 100,000 First
                       Tranche Shares for $4.00 per share

            (c)    First Tranche Shares Value =

                      175,000.00 x $2.50 =                $437,500.00
                      100,000 x($4.00 - $2.50) =          +150,000.00
                                                          -----------
                                                          $587,500.00

      Since the First Tranche Shares Value is $, 587,500.00 the Escrow Agent would return the Second Tranche Shares to the Company.

                  (iii)(a) Notwithstanding the provisions of (i) of this Section
(3)(b), and the Escrow Agent is hereby authorized to release the Second Tranche Shares to Consultant at any time prior to December 31, 2002, upon the occurrence of the following events:


                            1. The delisting of the Company's Common Stock by the NASDAQ National Market for failure to meet the requirements of said listing; and

                            2. The commencement by Major of any bankruptcy, reorganization or other case under the United States Bankruptcy Code, the making of a general assignment for the benefit of creditors or the filing of a petition by the Company for appointment of a custodian, receiver, trustee or liquidator for Major or all of its property; or

                            3. The commencement against Major by others of any bankruptcy, reorganization or other case under the United States Bankruptcy Code which is not dismissed within sixty (60) days of filing, or the granting of an application by others for appointment of a custodian, receiver, trustee or liquidator, for Major and/or all of its property which is not vacated or stayed within sixty (60) days of entry; or

                            4.      The Sale of substantially all of the
                                    Company's Assets or a majority of its Common
                                    Stock pursuant to an agreement which results in a First Tranche Share Value of less than $500,000.00. For the purpose of this provision, the calculation of First Tranche Share Value shall be modified to delete the average sales price referred to in paragraph 5(a)(i)(a) and substitute therefore the value per share on the effective date of said Sale.

                        5. The breach by the Company of its obligation to register shares pursuant to this agreement or any other obligation set forth in this agreement which breaches are not cured within ten (10) days of delivery of a written notice of default and if said default cannot be cured within ten
                              (10)days, the failure to commence to cure default within that ten (10) day period and the diligent continuation of said action to cure until completion.

3. (a) Major hereby undertakes to provide to Shapss all documentation reasonably requested by Shapss, including, without limitation, opinions of counsel, necessary to permit the Consultant to transfer, sell, assign or otherwise dispose of the shares of Common Stock held thereby as permitted by the securities and blue sky laws of the United States and its states territories and protectorates, including without limitation, Rule 144 of the Securities Act of 1933 as amended (The Act). The Company and Shapss hereby agree that the holding period required by Rule 144(d) under the Act for all securities issued to the Shapss hereunder begins to run from October 1, 2001.

                        (b) Major hereby grants Shapss "piggyback" registration rights by which Major shall register at its own cost and expense the within shares at such time it files to register any other shares pursuant to a registration procedure for which these shares qualify. Major shall notify Shapss in writing at least thirty (30) days prior to its filing of any registration statement so as to afford Shapss the right to have the within shares included within said registration statement.

                  (c) (i) In addition to "piggyback" rights Shapss is hereby granted demand registration rights by which Shapss may at any time demand registration of the within shares whereupon Major, shall use its best efforts to prepare and file a registration statement under Form S-8, to remove the restrictions with respect to these shares.

                      (ii) Said demand shall be accompanied by an opinion of counsel satisfactory to Littman, Knooks & Roth, P.C., Major's counsel, that these shares will qualify for S-8 registration. Upon approval of said opinion by Littman, Knooks & Roth, P.C., Major shall engage Feder, Kasovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP, as attorneys to prepare the necessary filing. It is agreed and understood that Major shall be responsible for the legal fees therefore provided said fees do not exceed $7,500.00. Major shall have no obligation to register said shares unless Shapss agrees to pay any legal fees in excess of $7,500.00and Feder, Kasovitz, Isaacson, Weber, Skala, Bass & Rhine, LLP, agree to look only to Shapps for payments in excess of $7,500.00.

            4.    Procedure for Delivery of Shares.

                  (a) The Consultant shall notify the Escrow Agent in writing as to if and when it is entitled to be issued shares in accordance with Section 3(b) hereof, stating in reasonable detail the circumstances giving rise to such entitlement of issuance. A copy of the notice shall be delivered to the Company. The Escrow Agent is hereby directed to inquire of the Company if it disputes the Consultant's entitlement to the delivery of the shares. The Company shall have five (5) business days to dispute the Consultant's entitlement to the shares. It is expressly agreed that said dispute may only be based on the issue of calculation of the shares and compliance with the covenants specified in paragraph 5. Should a dispute be filed as to the calculation of the value of the shares as provided herein, the parties' agree that an arbitrator selected through the rules of JAMS EndDispute, 45 Broadway, 28th Floor, New York, New York shall be the final arbitrator of the correctness of that final calculation and the Escrow Agent may rely on a certification of said arbitrator as to the valuation of any shares in the performance of his duties All escrowed shares not delivered by the Escrow Agent to the Consultant hereunder shall be returned to the Company.

                  (b) In the event a merger consolidation, reorganization, stock split, or other transaction which requires the surrender of the stock held in escrow and issuance of new stock, the Escrow Agent shall be authorized to tender the certificates in escrow and take back into escrow the newly issued shares. The value of said newly issued shares, including the value of any newly issued shares obtained for the First Tranche Shares shall be used for the purpose of calculation of First Tranche Share Value as defined in this agreement.


5.                Prohibitions.

                  (a) Schapss shall be prohibited from the making of any short sales of the Common Stock through and including December 31, 2002.

                  (b) Consultant represents and warrants that it will not directly engage in any trading activity or the dissemination of false or misleading information concerning the Company which is intended to and which shall in fact negatively influence the value of the

Company's stock so as to increase the likelihood of the delivery of the Second Tranche Shares to Consultant.

                  (c) The provisions of this paragraph of the Agreement apply not only to the Consultant, but also to Ronald Shapss.

                  (d) Consultant agrees not to transfer, pledge, hypothecate or otherwise encumber the First Tranche Shares until the earlier of (1) the registration of said shares or (2) one year from the issuance thereof. The Consultant shall not transfer, hypothecate Second Tranche Shares until they are released from escrow.

            6.    Escrow Agent.

                     (a) Duties Limited. The Escrow Agent shall perform only the duties expressly set forth herein, and shall refer solely to this Agreement in performing its duties hereunder.

                      (b) Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been assigned or presented by the proper party or parties.

                     (c) Good Faith. The Escrow Agent shall not be liable for any action taken by it hereunder except for the Escrow Agent's gross negligence or willful misconduct. The parties hereto shall jointly and severally indemnify the Escrow Agent and hold it harmless against any loss, liability or expense incurred without bad faith or gross negligence on its part, arising out of or in connection with this Escrow Agreement, including costs and expenses incurred in defending any such claim of liability. The Escrow Agent may consult with its own counsel, and shall have full and complete authorization and protection for any action taken or suffered in good faith and in accordance with the opinion of such counsel. The Consultant shall be responsible for the cost of said counsel but shall be entitled to recovery therefor from Major if said consultation was made necessary by Major's actions in violation of this agreement.

                    (d) Resignation. The Escrow Agent may resign at any time upon providing written notice to such effect to the other parties hereto. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the escrowed shares as depositary, deliver them to a court of competent jurisdiction or, pursuant to the joint written instructions of both of the parties hereto, otherwise dispose of the escrowed shares.

                    (e) Termination. The parties hereto may together terminate the appointment of the Escrow Agent hereunder the joint written notice of such termination specifying the date upon which such termination shall take effect.

                    (f) Surrender of Escrowed shares. Upon (i) disbursing and disposing of the escrowed shares held by the Escrow Agent in the manner provided on this Agreement, (ii) the delivery of the escrowed shares to a court of competent jurisdiction or (iii) in the event of the appointment of a successor escrow agent, upon the delivery of the escrowed shares to such successor escrow agent, the Escrow Agent shall be released, discharged, and acquitted of all obligations and liabilities hereunder and any claims or surcharges made by or on behalf of any party to this Agreement.

                    (g) Representation of Consultant. The Company acknowledges that the Escrow Agent has acted as the Consultant's counsel in connection with the Action, this Agreement and various other matters and hereby consents to the Escrow Agent representing the Consultant in any further matters, including, without limitation, proceedings arising out of any dispute under this Agreement, whether or not the Escrow Agent is in possession of the escrowed shares and continues to act as Escrow Agent hereunder. The parties also agree that the Escrow Agent may represent the Company in connection with the S-8 registration statement and waive any claim of conflict by reason thereof.

            7.    Shapss Release of Major.

                  Shapss has released and does hereby release, acquit, and forever discharge
 Major , its agents, officers, directors, servants, employees, and representatives of and from any and all liabilities arising out of the Disputes or the Agreement, from any and all claims, demands, damages, costs, losses, expenses, causes of action, or chooses in action of whatsoever nature, which he may now have or claim to have, or might hereafter have or claim to have, whether known or unknown, or in any way arising or resulting from, or to arise or result in the future by reason of the Disputes or the Agreement.

            8.    Major Release of Shapss.

                  Major has released and does hereby release, acquit, and forever discharge Shapss and his agents, officers, servants, employees, and representatives of and from any and all liabilities arising out of the Disputes or the Agreement, from any and all claims, demands, damages, costs, losses, expenses, causes of action, or chooses in action of whatsoever nature, which it may now have or claim to have, or might hereafter have or claim to have, whether known or unknown, or in any way arising or resulting from, or to arise or result in the future by reason of the Disputes or the Agreement.

            9.         Dispute Resolution.

                  Any and all disputes, including but not limited to dispute, concerning the performance, enforcement, and/or interpretation of this Agreement, which arise out of this Mutual Release and Settlement Agreement shall be resolved pursuant to the arbitration conducted pursuant to the arbitration rules of JAMS EndDispute, 45 Broadway 28th Floor, New York, New York The arbitrators shall award reasonable attorneys fees and reasonable costs and expenses to the prevailing party in such arbitration.

                 10. Each party to this Settlement Agreement hereby warrants and represents that he or it is the sole owner of each and every claim, cause of action, or chose in action relating to the Disputes or the Agreement.

                 11. It is further expressly agreed and understood that this document sets forth the entire consideration for this Settlement Agreement and the consideration for this Settlement Agreement is contractual and not a mere recital. Neither this Settlement Agreement nor any part thereof shall be construed or used as an admission on the part of any party. This Settlement Agreement is entered into in compromise and settlement and to avoid the trouble and expense of further investigation and litigation. Pursuant to this agreement, all consideration paid hereunder shall be deemed to be fully paid as of the April 1999 date Shapss attempted to exercise his options.

                  It is further expressly warranted by the parties hereto that no promise or inducement has been offered except as set forth herein. This Settlement Agreement is executed without reliance upon any statement or representation of any party or person released, or their representatives. Each party hereto acknowledges and agrees that acceptance of the consideration set forth herein is in full accord and satisfaction of the Disputes and the Agreement.

                12.         Miscellaneous.

                  (a) Notices. Any notice or demand required or permitted to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the addresses set forth above, with a copy to:

If to Consultant         Feder, Kaszovitz, Isaacson, Weber
or Ronald Shapss:        Skala, Bass & Rhine LLP
                         750 Lexington Avenue
                         New York, New York 10022
                         Attn: Murray L. Skala, Esq.
                         Fax: (212) 888-7776



If to the Company:       Birbrower, Montalbano, Condon & Frank, P.C.
                         67 North Main Street
                         New City, New York 10956
                         Attn: Richard Sarajian, Esq.
                         Fax: (845) 634-8993

or such other address as any party hereto may at any time, or from time to time, direct by notice given to the other parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (b), the business day next following the date such notice or demand is sent.

            (b) Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

            (c) Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

            (d) Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

            (e) Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York in connection with any proceeding arising out of or relating to this Agreement, waives any objection to venue in the County of Rockland, State of New York, and agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 12(a) (ii) .

            (f) Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

            (h) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto. The parties agree that each of them have been represented by Counsel who jointly participated in the drafting of this Agreement and that in the interpretation of this agreement, there should be no inference drawn against any party based on the drafting of this Agreement

(i) Proxy. Shapss shall deliver to the Company a proxy permitting management to vote the Second Tranche held by the Escrow Agent until said shares are released from escrow. Shapss shall also deliver to the Escrow Agent the necessary stock powers to permit the Company to transfer the Second Tranche back to the Company in the event that the Escrow Agent is obligated to return the shares to the Company pursuant to this Agreement. The Escrow

Agent shall deliver those stock proxies and stock certificate to whichever party is entitled to delivery of the shares.


                                    Ronald Shapss

                                    Ronald Shapss Corporate Services,Inc.

                                    by: /s/____________________________________

                                       Ronald Shapss, President

                                     The Major Automotive Companies, Inc.
                                     (formerly known as Fidelity Holding, Inc.)


                                    by: /s/___________________________________
                                          Bruce Bendell, President


      On the 7th day of November in the year 2001 before me, the undersigned, a notary public in and for said state, personally appeared Ronald Shapss, President, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                               /s/
                                               ---------------------------------
                                                      NotaryPublic

      On the 5th day of November in the year 2001 before me, the undersigned, a notary public in and for said state, personally appeared Bruce Bendell, President, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                                /s/
                                               ---------------------------------
                                                      Notary Public